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HOUSTON, TEXAS	DUBAI
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HOUSTON
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www.bakerbotts.com	WASHINGTON

Exhibit 5.1

May 31, 2007

016119.0353

Lyondell Chemical Company

1221 McKinney Street, Suite 700

Houston, Texas 77010

Ladies and Gentlemen:

Lyondell Chemical Company, a Delaware corporation (the “Company”), and the subsidiary guarantors named in Schedule I hereto (the “Guarantors”), have engaged us to render the opinions we express below in connection with the Company’s offering of $510,000,000 of 6.875% Senior Unsecured Notes due 2017 (the “Notes”), and the issuance of the related guarantees of the Notes by the Guarantors (the “Guarantees” and, together with the Notes, the “Securities”), under the Registration Statement on Form S-3 (File Nos. 333-143351; 333-143351-01 — 333-143351-19) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “1933 Act”) by the Company and the Guarantors. The Registration Statement provides for the offering, issuance and sale from time to time of the Notes and the related Guarantees. At your request, this opinion is being furnished to you for filing on a Current Report on Form 8-K of the Company and incorporated by reference as Exhibit 5.1 to the Registration Statement.

In our capacity as your counsel in the connection referred to above, we have examined the following: (i) the Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws of the Company, each as amended to date; (ii) the organizational documents of each of the Guarantors, each as amended to date; and (iii) originals, or copies certified or otherwise identified, of corporate records of the Company and the Guarantors, certificates of public officials and of representatives of the Company and the Guarantors, statutes and other instruments and documents as a basis for the opinions hereafter expressed. We have relied upon certificates of officers of the Company and the Guarantors and of public officials with respect to the accuracy of the material factual matters contained in such certificates. We have assumed that the signatures on all documents examined by us are genuine, that all documents submitted to us as originals are accurate and complete, that all documents submitted to us as copies are true and correct copies of the originals thereof and that all information submitted to us was accurate and complete.

For purposes of the opinions we express below, we have also examined the following:

•	the Registration Statement and its exhibits;

Lyondell Chemical Company	May 31, 2007

•	the prospectus dated May 30, 2007 relating to the Registration Statement and filed with the SEC on May 31, 2007 pursuant to Rule 424(b)(5) of the 1933 Act (the “Prospectus”); and

•

the Underwriting Agreement (the “Underwriting Agreement”) dated May 30, 2007 by and among the Company, the Guarantors and Citigroup Global Markets Inc., as representative of the several underwriters, relating to the offering and sale of the Notes.

In connection with this opinion, we have assumed that the Notes and the related Guarantees will be issued pursuant to an Indenture to be entered into among the Company, the Guarantors and The Bank of New York, as trustee, substantially in the form set forth as an exhibit to the Registration Statement.

On the basis of the foregoing, we are of the opinion that:

1. The Company is a corporation duly organized and validly existing in good standing under the laws of the State of Delaware.

2. When the Notes have been duly executed, authenticated and delivered in accordance with the provisions of the Indenture and duly purchased and paid for in accordance with the terms of the Underwriting Agreement, (a) the Notes will constitute legal, valid and binding obligations of the Company, enforceable against it in accordance with their terms, except to the extent that the enforceability thereof may be limited by bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium or other laws relating to or affecting creditors’ rights generally and by general principles of equity and public policy (regardless of whether such enforceability is considered in a proceeding in equity or at law), and (b) the Guarantees will constitute legal, valid and binding obligations of the Guarantors enforceable against the Guarantors in accordance with their terms, except to the extent that the enforceability thereof may be limited by bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium or other laws relating to or affecting creditors’ rights generally and by principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

The opinions set forth above are limited in all respects to matters of the General Corporation Law of the State of Delaware, the Revised Uniform Limited Partnership Act of the State of Delaware, the Limited Liability Company Act of the State of Delaware, the contract law of the State of New York and applicable federal law.

We hereby consent to the filing of this opinion of counsel as Exhibit 5.1 to the Current Report on Form 8-K of the Company dated May 31, 2007, to the incorporation by reference of this opinion of counsel into the Registration Statement and to the reference to our Firm under the heading “Legal Matters” in the Prospectus. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Baker Botts L.L.P.

Schedule I

GUARANTORS

Name	State of Organization
Lyondell Chemical Delaware Company	Delaware

Lyondell Chemical Nederland, Ltd.	Delaware

Lyondell Chemical Properties, L.P.	Delaware

Lyondell Chemical Technology 1 Inc.	Delaware

Lyondell Chemical Technology, L.P.	Delaware

Lyondell Chemical Technology Management, Inc.	Delaware

Lyondell Chimie France Corporation	Delaware

Lyondell France, Inc.	Delaware

Lyondell LP3 Partners, LP	Delaware

Lyondell (Pelican) Petrochemical L.P.1, Inc.	Delaware

Lyondell Petrochemical L.P. Inc.	Delaware

POSM Delaware, Inc.	Delaware

POSM II Properties Partnership, L.P.	Delaware

Lyondell LP3 GP, LLC	Delaware

Lyondell LP4 Inc.	Delaware

Lyondell Refining I LLC	Delaware

Lyondell Houston Refinery Inc.	Delaware

Lyondell Refining Company LLC	Delaware

Houston Refining LP	Delaware